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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------


                                  SCHEDULE 13G
                                 (RULE 13D-102)


            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO RULES 13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2


                        SMITH-GARDNER & ASSOCIATES, INC.
                        --------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $0.01 PAR VALUE
                         ------------------------------
                         (Title of Class of Securities)


                                   832059 109
                                 --------------
                                 (CUSIP Number)


                                DECEMBER 31, 1999
              -----------------------------------------------------
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]        Rule 13d-1(b)
[X]        Rule 13d-1(c)
[ ]        Rule 13d-1(d)

--------------------------

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


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CUSIP NO.     832059 109               13G            PAGE   2   OF    6  PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Wilburn W. Smith
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    2,250,000
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   2,250,000
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,250,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          18.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

          IN
          ---------------------------------------------------------------------





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ITEM 1(A).    NAME OF ISSUER:

              Smith-Gardner & Associates, Inc.


ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              1615 South Congress Avenue
              Delray Beach, FL 33445-6368


ITEM 2(A).    NAME OF PERSON FILING:

              Wilburn W. Smith


ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:


              The principal business office of the Reporting Person is:

              1615 South Congress Avenue
              Delray Beach, FL 33445-6368


ITEM 2(C).    CITIZENSHIP:

              United States


ITEM 2(D).    TITLE OF CLASS OF SECURITIES:

              Common Stock, par value $.01 per share.


ITEM 2(E).    CUSIP NUMBER:

              832059 109


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

              (a)   [ ]       Broker or dealer registered under Section 15 of
                              the Exchange Act.

              (b)   [ ]       Bank as defined in Section 3(a)(6) of the
                              Exchange Act.

              (c)   [ ]       Insurance company as defined in Section 3(a)(19)
                              of the Exchange Act.

              (d)   [ ]       Investment company registered under Section 8 of
                              the Investment Company Act.

              (e)   [ ]       An investment adviser in accordance with
                              Rule 13d-1(b)(1)(ii)(E);




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              (f)   [ ]       An employee benefit plan or endowment fund in
                              accordance with Rule 13d-1(b)(1)(ii)(F);

              (g)   [ ]       A parent holding company or control person in
                              accordance with Rule 13d-1(b)(1)(ii)(G);

              (h)   [ ]       A savings associative as defined in Section 3(b)
                              of the Federal Deposit Insurance Act;

              (i)   [ ]       A church plan that is excluded from the definition
                              of an investment company under Section 3(c)(14) of the Investment Company Act;

              (j)   [ ]       Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


              If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]


ITEM 4.       OWNERSHIP.

                      Provide the following information regarding the aggregate
              number and percentage of the class of securities of the issuer identified in Item 1.

              (a)     Amount beneficially owned:     2,250,000.


              (b)     Percent of class:  18.3%.


              (c) Number of shares as to which such person has:

                      (i)      Sole power to vote or to direct the
                               vote                                    2,250,000

                      (ii)     Shared power to vote or to direct the
                               vote                                            0

                      (iii)    Sole power to dispose or to direct the
                               disposition of                          2,250,000

                      (iv)     Shared power to dispose or to direct the
                               disposition of                                  0


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                      If this statement is being filed to report the fact that
              as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                      N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                      N/A





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ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                      N/A


ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

                      N/A


ITEM 10.      CERTIFICATIONS.

                      By signing below I certify that, to the best of my
              knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and are not held in connection with or as a participant in any transaction having that purpose or effect.






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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                             February 11, 2000
                                             -----------------------------------
                                             (Date)


                                             /s/ Wilburn W. Smith
                                             -----------------------------------
                                             Wilburn W. Smith








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